Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ADDS ANOTHER $62 MILLION IN ASSETS
WITH APARTMENT ACQUISITIONS IN TEXAS AND OKLAHOMA

IRVINE, Calif., June 14, 2013 - Steadfast Income REIT, Inc. announced today that it recently acquired three apartment communities in separate transactions for an aggregate purchase price of approximately $62 million. Quail North in Oklahoma City, Rosemont Olmos Park in San Antonio and Grayson Ridge in Fort Worth, Texas are now among the REIT's 38 apartment communities in 10 Midwestern and Southern states.
“We are one of the nation's most active buyers of apartment properties throughout America's heartland,” said Ella Shaw Neyland, president of Steadfast Income REIT. “As we near $800 million in assets, we feel confident that we have made strategic, well-positioned acquisitions that should continue to perform well.”
Quail North is a 240-unit apartment community that was purchased for $25.25 million. The 98% occupied property was built in 2012 and consists of three, three‐story residential buildings that offer a mix of one-, two- and three-bedroom apartments with average in-place rents of $993.
The amenity package at Quail North offers many upgraded features including faux wood floors, washer and dryer, walk-in closets, granite countertops and central air conditioning. The pet-friendly community also offers a pool, 24-hour fitness center, a clubhouse and a resident vegetable garden.

This is the sixth Oklahoma property for the REIT and the third in Oklahoma City. In recent years, Oklahoma City's economy has expanded beyond the oil, natural gas and petroleum products industries that have long been primary drivers of the local economy to include the information technology, retail and leisure services, healthcare and administration sectors. Two Fortune 500 companies, Devon Energy Corporation and Chesapeake Energy Corporation are based in Oklahoma City, and the largest employers in the area are Tinker Air Force Base, the University of Oklahoma and INTEGRIS Baptist Medical Center.
Steadfast also made its seventh and eighth Texas acquisitions with the purchase of Rosemont at Olmos Park and Grayson Ridge.
Rosemont Olmos Park is a 144-unit property that Steadfast purchased for $22.05 million. The property was built in two phases in 1995 and 1996, and is located in the highly sought-after Olmos Park community of San Antonio. Rosemont offers a mix of one-, two- and three-bedroom apartments that are 94% occupied and have average in-place rents of $1,332.
Approximately 75% of the apartment homes have been renovated to include faux wood flooring, designer paint schemes, stainless steel appliances and resurfaced countertops. Steadfast plans to continue the interior upgrades when turning the units between residents, and will add additional features to all homes that include cherry wood cabinets, granite countertops and ceramic tile flooring. Additionally, all apartments offer a full-size washer and dryer connection, large closets and garden soaking tubs. Residents can also enjoy a Mediterranean courtyard with fountain, dog park, gated access and a pool with outdoor kitchen and social area.
Grayson Ridge is a 240-unit property located 15 minutes from downtown Fort Worth. Steadfast purchased the 98% occupied property for $14.30 million. The one- and two-bedroom apartments were built in 1988 and include faux hardwood flooring, walk-in closets, private balconies or patios. Many of the apartment homes also offer wood-burning fireplaces, stackable washer/dryer or full-size washer and dryer connections, and vaulted ceilings.

Grayson Ridge is the first property Steadfast has purchased in the Dallas/Fort Worth Metroplex (DFW). DFW is considered one of the nation's most dynamic markets, and is consistently a top market for job and population growth. In May 2012, Forbes ranked DFW near the top of its “Best Big Cities for Jobs” list, and the area continues to outperform the national economy on job growth and employment.
With today's acquisition, the REIT has acquired over 8,500 apartment homes in Illinois, Indiana, Iowa, Kansas, Kentucky, Missouri, Oklahoma, Ohio, Tennessee and Texas for $770 million.
About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.'s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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